Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of April 5, 2009

among

SYSTEMAX INC.,

as Buyer,

and

CIRCUIT CITY STORES WEST COAST, INC.

and

CIRCUIT CITY STORES, INC.,

as Sellers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 5, 2009 (this “Agreement”), is by and among Systemax Inc., a Delaware corporation (“Buyer”), Circuit City Stores West Coast, Inc., a California corporation (“CCWC”), and Circuit City Stores, Inc., a Virginia corporation (the “Company”, and together with CCWC, the “Sellers”).

WHEREAS, each of CCWC and the Company are debtors which have commenced cases under chapter 11 of the Bankruptcy Code by filing voluntary petitions with the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) (collectively, the “Cases”);

WHEREAS, Sellers currently operate the Business;

WHEREAS, each of the Sellers wishes to sell, or cause to be sold, to Buyer, and Buyer wishes to purchase from the Sellers, all of the Acquired Assets pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code, the applicable Federal Rules of Bankruptcy Procedure, and all other Applicable Laws; and

WHEREAS, the sale of the Acquired Assets is subject to the approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS; PURCHASE PRICE

SECTION 1.01.    Purchase and Sale of Acquired Assets.

Subject to the terms and conditions of this Agreement, at and as of the Closing, (a) the Sellers shall (and the Company shall cause the Sellers and the Sellers’ subsidiaries to) sell, assign, convey, transfer and deliver to Buyer all of seller’s rights and interests in and to the Acquired Assets, free and clear of all Liens other than Assumed Liens, and free and clear of all Liabilities; and (b) in exchange therefor, Buyer shall pay an amount equal to the Purchase Price in accordance with Section 1.03, and shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liens.

SECTION 1.02.    Assets and Liabilities.

(a)    Acquired Assets.  For purposes of this Agreement, “Acquired Assets” means all rights and interests of the Sellers described in clauses (i) through (vii) below, and a non-exclusive, perpetual, royalty free, worldwide right to use the Alpine Data.  For the avoidance of doubt, if any Acquired Asset is not sold, assigned, conveyed, transferred or delivered to Buyer or its designees on the Closing Date, such Acquired Asset shall be sold, assigned, conveyed, transferred or delivered as promptly as possible in accordance with the procedures for assumption and assignment set forth in the Sale Order.

(i)    The “Circuit City” and related trademarks and domain names set forth on Schedule 1.02(a)(i) and all goodwill associated with such trademarks (the “Circuit City Marks”);

(ii)    “The City” and related trademarks and domain names set forth on Schedule 1.02(a)(ii) and all goodwill associated with such trademarks (the “City Marks”), it being understood that notwithstanding anything in this Agreement to the contrary, the City Marks are being sold, assigned, conveyed, transferred or delivered to Buyer on an “as is” basis, and all warranties, express or implied, including warranties of merchantability and fitness for use, are excluded from the sale and transfer of the City Marks.  In addition, Sellers make no representations or warranties of any nature with respect to the City Marks;

(iii)    The other miscellaneous domain names set forth on Schedule 1.02(a)(iii);

(iv)    The toll-free numbers set forth on Schedule 1.02(a)(iv);

(v)     The patents, and registrations and applications therefor, set forth on Schedule 1.02(a)(v) (the “Patents”);

(vi)    The website content described in Schedule 1.02(a)(vi); and

(vii)    Subject to the terms of Section 5.02(g), Section 5.06, and Bankruptcy Court approval, the Circuit City Data.

(b)    Excluded Assets.  Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Seller is not selling, conveying, assigning, transferring or delivering to Buyer any assets or rights other than those conveyed to Buyer pursuant to the terms of Section 1.02(a) (all other assets and rights, the “Excluded Assets”).

(c)    Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Buyer is not assuming any Liabilities related to the Acquired Assets.  All Liabilities related to the Acquired Assets shall be Excluded Liabilities and shall be retained by and remain the Liabilities of the Sellers.

SECTION 1.03.    Purchase Price.

The purchase price for the Acquired Assets (the “Purchase Price”) shall be (a) an amount in cash equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Initial Consideration”) which for the purposes of this Agreement shall include the good faith deposit previously delivered by Buyer to the Sellers in connection with Buyer’s bid proposals for the Acquired Assets, and (b) the Earn-Out Payment (as defined below).

SECTION 1.04.    Earn-Out Payment.

(a)           Buyer shall pay or cause to be paid to Sellers an additional payment (each, an “Earn-Out Payment”), as and to the extent provided in this Section 1.04, in respect of CC Net Revenues (as defined below) of Buyer or its Affiliates during each Earn-Out Period (as defined below).  As used herein each “Earn-Out Payment” shall be computed as follows (provided, however, that each dollar amount referenced below shall be reduced by fifty percent (50%) in the case of the Third Earn-Out Period (as defined below)):

	In respect of CC Net Revenues during the then-applicable Earn Out Period:	The Earn-Out Payment on each such tranche of CC Net Revenues shall be equal to:

(a)	greater than $0 but less than Five Hundred Million Dollars ($500,000,000)	½ of 1% of such CC Net Revenues

(b)	in respect of incremental CC Net Revenues above those in paragraph (a) and greater than Five Hundred Million Dollars ($500,000,000) but less than One Billion Dollars ($1,000,000,000)	1% of such CC Net Revenues

(c)
in respect of incremental CC Net Revenues above those in paragraphs (a) and (b) and greater than One Billion Dollars ($1,000,000,000)
but less than One Billion Five Hundred Million Dollars ($1,500,000,000)
1½% of such CC Net Revenues

(d)	in respect of incremental CC Net Revenues above those in paragraphs (a), (b) and (c) and greater than One Billion Five Hundred Million Dollars ($1,500,000,000)	1¾% of such CC Net Revenues

For purposes hereof, “CC Net Revenues” shall mean the amount of gross revenues of Buyer or Affiliates of Buyer during the Earn-Out Period from the sale of (i) goods originated through any of the domain names or URLs acquired hereunder, less returns, credits, allowances and freight charges or (ii) any other proprietary product of Buyer or Affiliates of Buyer that is sold utilizing the Circuit City brand through any other Buyer sales channel.  “Earn-Out Period” shall mean each of the following periods: (i) the period commencing on the thirtieth (30th) day following the Closing Date and ending on the one year anniversary of the thirtieth (30th) day following the Closing Date (the “First Earn-Out Period”); (ii) the period commencing on the day immediately following the end of the First Earn-Out Period and ending on the one year anniversary of the end of the First Earn-Out Period (the “Second Earn-Out Period”); and (iii) the period commencing on the day immediately following the end of the Second Earn-Out Period and ending on the date six (6) months after the end of the Second Earn-Out Period (the “Third Earn-Out Period”).

(b)           As soon as practicable following the end of each Earn-Out Period but in no event more than ninety (90) days thereafter, Buyer shall prepare and deliver to the Sellers, a certificate setting forth in reasonable detail the calculation of the Earn-Out Payment associated with such Earn-Out Period (the “Earn-Out Certificate”).

(c)           Sellers shall have a period of thirty (30) days after receipt of each Earn-Out Certificate to audit at Sellers’ sole cost and expense the CC Net Revenues and Buyer’s calculation of the Earn-Out Payment reflected in such Earn-Out Certificate (the “Audit Period”), and in this regard Sellers shall be given access, upon reasonable advance written request during regular business hours, to Buyer’s books and records reasonably necessary to determine the CC Net Revenues.  Sellers shall have a period of ten (10) Business Days after the expiration of the each Audit Period to present, in writing, to Buyer any objection Sellers may have to any of the matters set forth in the related Earn-Out Certificate, which objections shall be set forth in reasonable detail and shall state the basis for such objection in reasonable detail.  If no objections are raised within such 10-Business Day period, the Earn-Out Certificate shall be deemed accepted and approved by Buyer and by Sellers and the payment required by Section 1.04(a) shall be made no later than the third (3rd) Business Day following the expiration of such 10-Business Day period.

(d)           If Sellers shall raise any objections within the aforesaid 10-Business Day period, representatives of Buyer and Sellers shall attempt to resolve the matter or matters in dispute and, if resolved, shall accept on behalf of Buyer and Sellers a revised Earn-Out Certificate prepared in accordance with such resolution, whereupon the confirmed or revised Earn-Out Certificate shall be final, binding and conclusive on Buyer and Sellers.  In such event, the payment required by Section 1.04(a) shall be made no later than three (3) Business Days following the receipt of such confirmed or revised Earn-Out Certificate by Buyer and Sellers.

(e)           If such dispute cannot be resolved by representatives of Buyer and Sellers within ten (10) Business Days after the delivery of the Earn-Out Certificate, then the specific matters in dispute shall be submitted to a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to the Buyer and the Seller (the “Neutral Firm”).  If the Buyer and the Sellers cannot agree upon a Neutral Firm within ten (10) days, a mediator selected by JAMS at the request of the parties shall choose a recognized, reputable, and impartial certified public accounting firm to act as the Neutral Firm.  The Neutral Firm shall promptly resolve the amounts remaining in dispute between the parties and shall, within thirty (30) days of its engagement, deliver a revised Earn-Out Certificate in accordance with its determination of the amounts remaining in dispute.  Such determination shall be final, binding and conclusive on Buyer and Sellers.  In such event, the payment required pursuant to Section 1.04(a) shall be made no later than three (3) Business Days following the receipt of the documents confirming such determination of the Neutral Firm by Buyer and Sellers.

(f)           The fees and expenses of the Neutral Firm shall be borne by the Buyer if the Neutral Firm determines that an Earn-Out Payment that has not been evidenced on the Earn-Out Certificate delivered pursuant to Sections 1.04(b)-(d) is payable to the Sellers for the applicable Earn-Out Period and the fees and expenses of the Neutral Firm shall be borne by the Sellers if the Neutral Firm determines that no Earn-Out Payments are payable to Sellers for the applicable Earn-Out Period other than those Earn-Out Payments evidenced on the Earn-Out Certificate delivered pursuant to Sections 1.04(b)-(d).

(g)           The parties agree to cooperate with each other and each other’s authorized representatives and with the Neutral Firm in order that any and all matters in dispute be resolved as soon as practicable and that a final determination of the Earn-Out Payments be made.

SECTION 1.05.    Transfer Taxes.

Notwithstanding any other provision herein, all Transfer Taxes attributable to the Sellers’ sale of the Acquired Assets, as well as the cost of the filing of all necessary tax returns and other documentation with respect to all such Transfer Taxes, shall be borne and paid equally by the Sellers, on the one hand, and Buyer, on the other, when due, and the Sellers and Buyer shall file all necessary tax returns and other documentation required to be filed by them with respect to all such Transfer Taxes, and, if required by applicable law, Buyer and the Sellers will, and will cause their affiliates to, file or join in the execution of any such tax returns and other documentation; provided that the parties shall reasonably cooperate in availing themselves of any available exemptions from any collection of (or otherwise reduce) any such Transfer Taxes.

ARTICLE II

CLOSING; CERTAIN DELIVERIES

SECTION 2.01.    Closing.

Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article VII hereof, the closing of the Transactions (the “Closing”) shall take place at the Delaware offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of each of the conditions set forth in Article VI (other than those conditions which, by their nature, can be fulfilled only at the Closing, but subject to the fulfillment or waiver of such conditions) or at such other place or at such other time as shall be agreed upon by Buyer and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.02.    Certain Deliveries of the Sellers.

At the Closing, the Sellers shall, at Sellers’ expense, deliver the following to Buyer:

(a)    An executed Bill of Sale, Assignment and Assumption Agreement in form and substance set forth in Exhibit A hereto;

(b)    A certified copy of the Sale Order;

(c)    The officer’s certificates required to be delivered pursuant to Section 6.02(c) hereof;

(d)    A certified copy of all required directors’ resolutions;

(e)    Duly executed and acknowledged (as appropriate) assignments of the U.S. trademark registrations and applications and U.S. patents and patent applications included in the Acquired Assets contemplated to be acquired pursuant to the terms hereof, in a form reasonably acceptable to Buyer and suitable for recording in the U.S. Patent and Trademark Office, as well as assignment documents for trademark and/or patent rights in other jurisdictions as reasonably requested by Purchaser;

(f)    Such other documents of assumption and adequate assurances as may be required by the Sale Order that the Buyer shall have identified not later than five (5) business days prior to the Closing Date; and

(g)    Such other documents as Buyer may reasonably require, including, without limitation, as needed to convey to Buyer the Data, website content, toll-free numbers, and domain names included in the Acquired Assets.

SECTION 2.03.    Certain Deliveries of Buyer.

At the Closing, Buyer shall, at Buyer’s expense, deliver to the Sellers:

(a)    By wire transfer of immediately available funds to the account(s) designated by the Company, the Initial Consideration;

(b)    An executed Bill of Sale, Assignment and Assumption Agreement in form and substance set forth in Exhibit A hereto;

(c)    The officer’s certificate required to be delivered pursuant to Section 6.03(c) hereof;

(d)    An executed copy of the Canada License (as hereinafter defined);

(e)    Such other documents of assumption and adequate assurance as may be required by the Sale Order; and

(f)    Such other documents as Sellers may reasonably require.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND THE SELLERS

Sellers have delivered to Buyer and attached hereto certain Disclosure Schedules prepared by Sellers with numbered sections corresponding to the relevant sections in this Article III (the “Seller Disclosure Schedules”), and any exception or qualification set forth in the Seller Disclosure Schedules with respect to a particular representation or warranty contained in this Article III shall be deemed to be an exception or qualification with respect to such section of this Article III and all other representations or warranties contained in this Article III only to the extent any description of fact regarding the event, item or matter is disclosed in such a way as to make it reasonably apparent from the face of such disclosure without further inquiry that such exception or qualification is applicable to such other Section of this Article III.

The Sellers hereby represent and warrant to Buyer, jointly and severally, as of the date of this Agreement and (unless the representation and warranty specifies that it is made as of the date of this Agreement) as of the Closing Date as follows:

SECTION 3.01.    Organization; Authority; Execution and Delivery; Enforceability.

(a)    Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)    The Sellers have full power and authority to execute and deliver (or cause to execute and deliver) this Agreement and each other document, instrument and certificate contemplated by this Agreement (the “Seller Documents”) and, subject to the entry of the Sale Order, to consummate (or cause to consummate) the Transactions and transactions contemplated by the Seller Documents.  The execution and delivery by the Sellers of this Agreement and Seller Documents and the consummation by the Sellers of the Transactions and transactions contemplated by the Seller Documents have been duly authorized by all necessary corporate action.  The Sellers have duly executed and delivered this Agreement and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement and the Seller Documents will, subject to the entry of the Sale Order, constitute a valid and binding obligation of each of the Sellers enforceable against it in accordance with its terms.

(c)    Any consent, authorization or approval required for the commencement of the Cases, the execution and delivery of this Agreement and the Seller Documents and the consummation of the Transactions and the transactions contemplated by the Seller Documents has been obtained.

SECTION 3.02.    No Conflicts; Consents.

Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, and assuming that Buyer acquires the Acquired Assets upon the consummation of the Transactions, the execution and delivery by the Sellers of this Agreement does not, and the consummation of the Transactions and compliance by the Sellers with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Sellers or any of their subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of the Sellers, (ii) subject to obtaining the third party consents set forth on Section 3.02 of the Seller Disclosure Schedules to the extent required, any Contract to which the Company or any of the Sellers is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to the Sellers or their respective properties or assets, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.  No consent of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Sellers or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the Sale Order, (ii) such filings as may be required by the Bankruptcy Court in connection with the Cases, and (iii) such other items as are required solely by reason of the participation of Buyer (as opposed to any third party) in the Transactions.

SECTION 3.03.    Title to Assets.

The Company or one of the Sellers has good and valid title to or leasehold interest in the Acquired Assets in each case free and clear of Liens, except (i) mechanics’, carriers’, workmen’s, landlord’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) other imperfections of title or encumbrances, if any, that, individually and in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the use of the Acquired Assets in the conduct of the Business as conducted by the Company and its subsidiaries as of December 31, 2008, or (iii) Liens listed in Section 3.03 of the Seller Disclosure Schedules (the Liens described in clauses (i), (ii) and (iii) above are referred to collectively as “Assumed Liens”).  Assuming receipt of the Sale Order and obtaining the consents listed in Section 3.02 of the Seller Disclosure Schedules, upon Closing, Buyer will be vested with good and valid title to or leasehold interest in the Acquired Assets free and clear of all Liens, except for the Assumed Liens, to the fullest extent permissible under Sections 363 and 365 of the Bankruptcy Code.

SECTION 3.04.    Financial Advisors.

  Except as set forth on in Section 3.04 of the Seller Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

SECTION 3.05.    AS IS.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ALL OF THE ACQUIRED ASSETS ARE BEING SOLD AND TRANSFERRED TO BUYER ON AN “AS IS” AND “WHERE IS” BASIS AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE ACQUIRED ASSETS.  SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE ACQUIRED ASSETS OTHER THAN AS EXPRESSLY PROVIDED FOR HEREIN.

SECTION 3.06.    Intellectual Property.

Except as set forth on Section 3.06 of the Seller Disclosure Schedules:

(a)    To the Sellers’ knowledge, no third party is infringing upon, misappropriating, or otherwise violating the Circuit City Marks or the Patents.

(b)    To the Seller’s knowledge, the use of the Circuit City Marks in the Business as conducted as of December 31, 2008 does not conflict with, infringe upon or violate any trademark right of any Person.

(c)    The execution, delivery and performance of this Agreement and the Seller Documents, and the consummation of the transaction contemplated hereby and thereby, will not, to the Sellers’ knowledge, constitute a material breach of any Contract involving any Acquired Assets, nor cause the forfeiture or termination of any Acquired Assets, except as would not reasonably be expected to result in a Seller Material Adverse Effect.

(d)    Section 3.06 of the Seller Disclosure Schedules sets forth a complete and accurate list of (i) any Contract pursuant to which any third party is authorized to use any of the Acquired Assets (the “Seller Licenses”).  Each of the Seller Licenses are valid and enforceable against the Sellers, and, to the knowledge of the Sellers, the other party or parties thereto, in accordance with its terms.

(e)    Sellers have implemented industry “best practices” to ensure the physical and electronic protection of the Circuit City Data and the Alpine Data from unauthorized disclosure, use or modification.  Other than as set forth in Section 3.06 of the Sellers Disclosures Schedules, there has been no breach of security involving any of the Circuit City Data or the Alpine Data.  Sellers have neither sold nor licensed to use any Circuit City Data.  The Circuit City Data and the Alpine Data has been collected, stored, maintained and used in accordance with all applicable terms and policies of the Sellers, and all applicable U.S. laws and regulations.

(f)    As of the date of this Agreement, the Circuit City Data and the Alpine Data includes all historical transaction data within the possession of Sellers with respect to each individual listed therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that, except as set forth in the Buyer Disclosure Schedules, as of the date of this Agreement and as of the Closing Date as follows:

SECTION 4.01.    Organization, Standing and Power.

Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

SECTION 4.02.    Authority; Execution and Delivery; Enforceability.

(a)    Buyer has full power and authority to execute this Agreement and, subject to the entry of the Sale Order, to consummate the Transactions.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action. Buyer has duly executed and delivered this Agreement, and assuming this Agreement constitutes valid and binding obligations of the other parties hereto this Agreement will, subject to the entry of the Sale Order, constitute a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)    To Buyer’s knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to Buyer with respect to this Agreement or any the Transactions.

SECTION 4.03.    No Conflicts; Consents.

(a)    The execution and delivery by Buyer of this Agreement do not, and the consummation of the Transactions and compliance by Buyer with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its subsidiaries under, any provision of (i) organizational documents of Buyer or any of its subsidiaries, (ii) any Contract to which Buyer or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Applicable Law applicable to Buyer or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    No consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) such filings as may be required by the Bankruptcy Court in connection with the Cases, and (ii) such other items those that may be required solely by reason of the participation of the Company (as opposed to any other third party) in the Transactions.

SECTION 4.04.    Financing.

Buyer will have funds on hand as of the Closing Date which will be sufficient to pay the Purchase Price.

SECTION 4.05.    No Brokers.

No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

SECTION 4.06.    Litigation.

There are not any (a) outstanding Judgments against or affecting Buyer, (b) Proceedings pending or threatened against or affecting Buyer, or (c) investigations by any Governmental Entity that are pending or threatened against or affecting Buyer that, in each case, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS

SECTION 5.01.    Covenants Relating to Conduct of Business.

(a)    Except for matters set forth in Section 5.01 of the Seller Disclosure Schedules or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, taking into account that the Sellers are involved in a bankruptcy proceeding, the Sellers shall not, and shall cause their subsidiaries not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)    directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, license, lease, encumbrance or otherwise), sell, assign, convey, transfer, license, lease or otherwise dispose of any Acquired Assets other than (a) the Alpine Data or (b) the Circuit City Data as permitted in Section 5.06(g);

(ii)    directly or indirectly solicit and/or negotiate an alternate transaction with any other Person for the sale and purchase of any Acquired Assets prior to the filing with the Bankruptcy Court of the Bid Procedures and Sale Motion (as defined herein); or

(iii)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions, or request the Bankruptcy Court to approve or authorize the Sellers to take or omit to take any action which would breach the Sellers’ covenants under or any other provisions of this Agreement, or consent to any such approval or authorization.

(b)    Advise of Changes.  The Sellers shall use all reasonable efforts to promptly advise the Buyer orally (to be followed promptly by written confirmation) of the occurrence of any matter or event that is material to the Acquired Assets.

SECTION 5.02.    Reasonable Best Efforts.

Upon the terms and subject to the conditions herein provided, Buyer, on the one hand, and each of the Sellers, on the other hand, shall (and each Seller shall cause its subsidiaries to) use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under Applicable Laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, without limitation, the following:

(a)    Buyer, on the one hand, and each of the Sellers, on the other hand, shall (and each Seller shall cause its subsidiaries to) use its reasonable best efforts (including, in the case of the Sellers, petitioning the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code) to obtain, at its own expense, any and all approvals, authorizations, consents and other actions by Governmental Entities, administrative agencies, courts and other Persons necessary or appropriate (above and beyond the entry of the Sale Order) for such party to consummate the Transactions.  Without limiting the generality of the foregoing, each Seller shall (and shall cause its Subsidiaries to) use its reasonable best efforts, considering the operation, force and effect of the Sale Order in authorizing such transfers, to obtain, at its own expense, any approvals, authorizations, consents and other actions by all parties necessary for the Sellers to transfer to Buyer, as applicable, and Buyer to receive, all assets associated with the Business which are Acquired Assets.

(b)    Each of the Sellers shall take all actions, including appropriate service and notice of pleadings, in form and substance reasonably satisfactory to Buyer, needed to obtain a Sale Order that authorizes, orders and effects a sale of all of the Acquired Assets free and clear of all Excluded Liabilities and Liens other than Assumed Liens and the other orders contemplated herein.

(c)    Each Seller shall cooperate fully, following entry of the Sale Order approving the sale of the Acquired Assets to Buyer or its designee, in the arrangements for the transfer of the Acquired Assets from the Sellers to Buyer in an orderly fashion, free and clear of and from any and all Excluded Liabilities and Liens other than Assumed Liens and otherwise in accordance with the terms, provisions and conditions of this Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, including to the extent reasonably practical, entering into any ancillary insolvency, restructuring or similar proceedings in any relevant non-U.S. jurisdiction.

(d)    Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with each Seller’s preparation and filing of applications, motion papers and filings, including the Bid Procedures and Sale Motion needed to obtain Bankruptcy Court approval of the Transactions, and shall execute any additional instruments necessary to consummate the Transactions, whether before or after the Closing.

(e)    Subject to Applicable Law and the instructions of any Governmental Entity, the Sellers and Buyer each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Sellers, from any third party and/or any Governmental Entity with respect to such Transactions.

(f)    Not fewer than five (5) days prior to Closing or such earlier date as prescribed by Applicable Law, Sellers shall obtain all approvals and certificates (including tax clearance certificates and all applicable bulk sale filings) required by any Governmental Entity and shall deliver all notices required by any Governmental Entity in connection with the sale of the Acquired Assets except to the extent that any such approval certificate is not required by entry of the Sale Order.

(g)           Sellers and Buyer shall use their reasonable best efforts to satisfy and otherwise address matters related to the conveyance of Circuit City Data identified by the CPO in the CPO Report or otherwise.

SECTION 5.03.    Supplemental Disclosure.

Each party shall promptly notify the other parties of, and furnish such other parties with any information such other parties may reasonably request with respect to, the occurrence to such party’s actual knowledge of any event or condition or the existence to such party’s actual knowledge of any fact that would reasonably be expected to cause any of the conditions set forth in Article VI to not be satisfied.

SECTION 5.04.    Further Assurances.

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, without limitation, providing the assistance necessary or desirable to transfer the domain names conveyed to Buyer pursuant to this Agreement.

SECTION 5.05.    Service.

Each of the Sellers shall (and shall cause its Subsidiaries to) timely serve notice of the Bid Procedures and Sale Motion and the Sale Notice on all Persons legally entitled to such notices and in a manner otherwise consistent with Applicable Law.

SECTION 5.06.    Circuit City Data.

With respect to the transfer Circuit City Data from Sellers to Buyer, Buyer (at a minimum) agrees (a) to adopt and comply with the Privacy Policy with respect to the Circuit City Data; (b) to use PII for the same purpose(s) as are specified in the Privacy Policy; (c) that, prior to making any material change to the Privacy Policy with respect to Circuit City Data or the use or disclosure of PII different from that specified in the Privacy Policy, Buyer will notify the persons whose PII is included in the Circuit City Data by mail or email and afford such persons the opportunity to opt-out of the changes to the Privacy Policy or the new uses of their Data; (d) to employ appropriate information security controls and procedures (technical, operational, and managerial) to protect the Circuit City Data; (e) to abide by all applicable U.S. laws and regulations; (f) to take such additional reasonable actions as may be agreed between Sellers and Buyer or recommended or requested by the CPO, and (g) to grant Seller a non-exclusive, perpetual, royalty free, worldwide right to use the Circuit City Data in connection with the offer for sale and sale of renewals of extended warranties sold by Circuit City to its customers.

SECTION 5.07.    Bid Procedures and Sale Motion.

(a)    Within five (5) Business Days following execution of this Agreement by both parties, the Sellers will file a motion (the “Bid Procedures and Sale Motion”) for entry of (A) an order, in a form attached hereto as Exhibit B, (i) authorizing the Sellers to enter into this Agreement, subject to higher or otherwise better proposals; (ii) establishing notice, bidding and sale procedures (such sale procedures being the “Auction” and the procedures being the “Bid Procedures”); (iii) approving payment of the Break-up Fee and the Expense Reimbursement if, and only if (1) Buyer is not in breach of or default under this Agreement, (2) this Agreement is not conditioned on conducting any further, or completing, due diligence, and (3) the Sellers consummate a transaction with a higher or otherwise better bidder at the Auction for the sale of all or substantially all of the Acquired Assets; and (iv) setting a sale hearing (such order, the “Bid Procedures Order”); and (B) an order, in the form attached hereto as Exhibit C, authorizing and approving the Agreement and the sale of the Acquired Assets (the “Sale Order”).  The Sellers shall use their reasonable best efforts to schedule a hearing to consider the Bid Procedures Order and a hearing to consider the Sale Order (the “Sale Hearing”) as soon as possible so as to obtain the entry by the Bankruptcy Court of the Bid Procedures Order no later than April 30, 2009, and entry by the Bankruptcy Court of the Sale Order no later than May 29, 2009.

(b)    Buyer and the Sellers shall cooperate with filing and prosecuting the Bid Procedures and Sale Motion, and obtaining entry of the Bid Procedures Order and the Sale Order, and the Sellers shall deliver to Buyer prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Buyer and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements schedules, applications, reports and other papers to be filed by the Sellers in connection with such motions and relief requested therein.

SECTION 5.08.    Publicity.

From the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party without the prior consent of Buyer and the Sellers (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Sellers and Buyer may, in consultation with each other, make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with the other.

SECTION 5.09.    Canadian Trademarks.

Buyer shall, subject to the terms and conditions set forth in that certain Asset Purchase Agreement, dated as of February 23, 2009, among BELL CANADA, 4458729 CANADA INC., INTERTAN CANADA LTD., CIRCUIT CITY STORES WEST COAST, INC. and VENTOUX INTERNATIONAL, INC. (the “Canada APA”), execute and deliver to the parties to the Canada APA, in connection with the closing of the transactions contemplated in the Canada APA, a Circuit City Trade-mark License Agreement in the form attached to the Canada APA with regard to those Circuit City Marks constituting “Licensed Trade-marks” as defined in the Canada APA (the “Canada License”).  Intending to be legally bound, Buyer hereby irrevocably constitutes and appoints each Seller, and any officer thereof, acting alone, as the true and lawful attorney-in-fact of Buyer, with full power and authority in Buyer’s name, place and stead, to execute and deliver the Canada License to each party to the Canada APA, or, if determined advisable by such attorney-in-fact, to deliver to each party to the Canada APA the executed copy thereof delivered to Seller pursuant to Section 6.03(e), in each case in connection with the closing of the transactions contemplated in the Canada APA.  The foregoing power of attorney is coupled with an interest and irrevocable.

SECTION 5.10.    Employees.

Notwithstanding any of the terms and conditions to the contrary herein or  in the Non-Disclosure Agreement, dated January 23, 2009, between Buyer and the Company (the “Non-Disclosure Agreement”), Buyer may (i) request a list from Sellers of former officers, employees or independent contractors of Sellers primarily related to the Business, and (ii) solicit any current or former officer, employee or independent contractor of Sellers primarily related to the Business for the purpose of discussing the potential retention of such individuals by Buyer following the Closing.

SECTION 5.11.    Access to Information.

From the date hereof until the Closing Date, Sellers shall afford to Buyer and its authorized personnel and representatives reasonable access during normal business hours to make such reasonable investigation of the assets, properties, business and operations of Sellers (including, without limitation, the Circuit City Data and Alpine Data) to the extent they relate to the Business, and such examination of the relevant books and records of the Business as Buyer may reasonably request and to discuss the affairs, finances and accounts of the Business with the personnel thereof.  Any such investigation or examination shall be conducted at times reasonably acceptable to Sellers and upon reasonable prior notice to Sellers identifying any personnel of Sellers with whom Buyer desires to discuss the above referenced matters.  Sellers may designate any Person to be present for any such discussion.  To the extent reasonably practical, from the date hereof until the Closing Date, Sellers shall promptly inform Buyer of any and all material matters that arise during such period affecting the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers or any Affiliate to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Sellers or any Affiliates are bound, from which Sellers will use commercially reasonable efforts to be released.

SECTION 5.12.    Cessation of Use, Removal of Marks.

Sellers shall cease all use of, and destroy all material including signage displaying or referencing, the Marks acquired by the Buyer as of the Closing Date.

SECTION 5.13.    Trademark and Patent Prosecution and Maintenance.

From the date hereof to the Closing Date, Sellers shall use commercially reasonable efforts in the ordinary course of Business to protect and preserve the Circuit City Marks and the Patents and shall not license, transfer or assign any of such marks, or license, transfer or assign any of the City Marks or the Patents to any Person, in the case of the Circuit City Marks and the City Marks other than pursuant to the Circuit City Trade-mark License Agreement in the form attached to the Canada APA with regard to those Circuit City Marks constituting “Licensed Trade-marks” as defined in the Canada APA.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01.    Conditions to Each Party’s Obligation.

The respective obligations of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)    Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred, as applicable.

(b)    No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

(c)    Bankruptcy Court Orders.  The Bankruptcy Court shall have entered the Sale Order and any other orders necessary to permit and consummate the Transactions, each such other order to be in form and substance reasonably satisfactory to Buyer and all such orders shall be Final Orders; provided, that it shall be a condition only to the obligations of Buyer, and shall not be a condition to the obligations of Sellers, that any order, including the Sale Order, be a Final Order.

SECTION 6.02.    Conditions to Obligations of Buyer.

The obligation of Buyer to effect the Transactions is further subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties of the Sellers.  The representations and warranties of the Sellers in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), without regard to any materiality or “Seller Material Adverse Effect” qualifiers contained in such representations and warranties, in each case except for failures of such representations and warranties to be true and correct that, (i) individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect; or (ii) relate solely to liabilities which are Excluded Liabilities or assets which are Excluded Assets.

(b)    Performance of Obligations.  The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

(c)    Officer’s Certificate.  Buyer shall have received a certificate, dated the Closing Date, of an officer of the Company to the effect that the conditions specified in Section 6.02(a) and (b) above have been fulfilled.

(d)    Consents.  All consents listed in Section 3.02 of the Seller Disclosure Schedules shall have been obtained and in full force and effect as of the Closing and without imposing any obligations, financial or otherwise, on Buyer.

(e)    No Seller Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have been a Seller Material Adverse Effect.

(f)    Documents; Actions.  At the Closing, and contemporaneously with all other actions provided for herein, the appropriate Sellers shall have executed and delivered the documents referenced in Section 2.02.

(g)    Sale Order.  The Sale Order shall be a Final Order or Final Orders entered by the Bankruptcy Court in form attached hereto.

SECTION 6.03.    Conditions to Obligation of the Sellers.

The obligations of the Company and the Sellers to effect the Transactions are subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), without regard to any materiality or “Buyer Material Adverse Effect” qualifiers contained in such representations and warranties, in each case except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Performance of Obligations of Buyer.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(c)    Officer’s Certificate.  The Sellers shall have received a certificate, dated the Closing Date, of an officer of Buyer to the effect that the conditions specified in subsections 6.03(a) and (b) above have been fulfilled.

(d)    Documents; Actions.  At the Closing, and contemporaneously with all other actions provided for herein, the Buyer shall have executed, or caused to have been executed, and delivered the documents referenced in Section 2.02.

(e)    Canada License.  Buyer shall have executed and delivered to Sellers the Canada License.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.    Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)     by mutual written consent of the Sellers and Buyer;

(ii)    upon written notice, by either Buyer or the Sellers, if the Closing shall not have occurred on or before the earlier of (i) consummation of an alternate transaction, (ii) thirty (30) days after the Sale Hearing or (iii) July 15, 2009 (the “Drop Dead Date”); provided, however, that, if the Closing shall not have occurred on or before the Drop Dead Date due to a material breach of this Agreement by Buyer or the Sellers, the breaching party may not terminate this Agreement pursuant to this Section 7.01(a);

(iii)    by Sellers, if any condition to the obligations of Seller set forth in Section 6.01 or 6.03 shall have become incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers in writing;

(iv)   by Buyer, if any of the conditions to the obligations of Buyer set forth in Section 6.01 or 6.02 shall have become incapable of fulfillment other than as a result of a breach of any representation, warranty, covenant or agreement contained in this Agreement by Buyer, and such condition is not waived by Buyer in writing;

(v)    by the Sellers, if Buyer shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01 or 6.03, as applicable, and (ii) cannot be or has not been cured prior to the date that is five (5) days from the date that Buyer is notified by the Company of such breach or failure to perform; provided, however, that the Sellers shall not have a right to terminate this Agreement under this Section 7.01(a)(v) if any Seller is then in material breach of this Agreement;

(vi)         by Buyer, if the Sellers shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01 or 6.02, as applicable, and (ii) cannot be or has not been cured prior to the date that is five (5) days from the date that the Seller is notified by Buyer of such breach or failure to perform; provided, however, that Buyer shall not have a right to terminate this Agreement under this Section 7.01(a)(vi) if Buyer is then in material breach of this Agreement;

(vii)         by Buyer, upon written notice to the Sellers, if the Bid Procedures Order is not entered on or before twenty (25) days following the filing of a motion to seek approval of the Bid Procedures Order, or is stayed, reversed, amended or vacated; provided, however, that Buyer shall not have a right to terminate this Agreement under this Section 7.01(a)(vii) if Buyer is then in material breach of this Agreement;

(viii)    by Buyer, upon written notice to the Sellers, if the Sale Order has not been entered within forty-five (45) days after the entry of the Bid Procedures Order, or if after such entry, such Sale Order has not, within eleven (11) days after its entry, become final, non appealable and no longer subject to appeal, reconsideration or stay; provided, however, that Buyer shall not have a right to terminate this Agreement under this Section 7.01(a)(viii) if (a) Buyer is then in material breach of this Agreement or (b) Buyer is not determined by the Sellers, in their sole discretion, to be the highest or otherwise best bidder at the Auction;

(ix)   by either the Sellers or Buyer, if an Applicable Law or injunction which shall have become final and nonappealable is in effect preventing the consummation of the Transactions; and

(x)    by the Sellers if the Sellers terminate the bidding process or the Auction for the Acquired Assets.

(b)    In the event of termination by the Company or Buyer pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other parties and the Transactions shall be terminated, without further action by any party.  If the Transactions are terminated as provided herein:

(i)    Buyer shall, upon request, return to the Company or destroy all documents and other material received from the Sellers relating to the Transactions, whether so obtained before or after the date hereof; and

(ii)    all confidential information received by Buyer with respect to the business of the Company and its subsidiaries shall be treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02.    Effect of Termination.

If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01(a), (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of this Article VII; and (b) except as set forth in clause (a) of this Section 7.02, there shall be no liability hereunder on the part of Buyer, the Sellers, or their respective officers, directors, shareholders, managers, members or partners, provided that no termination shall relieve any party of liability for any material breach of any provision of this Agreement occurring prior to such termination.

SECTION 7.03.    Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer may waive compliance by the Sellers with any term or provision of this Agreement that the Sellers were or are obligated to comply with or perform.  By an instrument in writing, the Sellers may waive compliance by Buyer with any term or provision of this Agreement that Buyer was or is required to comply with or perform.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01.    Expenses.

Except as set forth in this Agreement and whether or not the Transactions are consummated, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the Transactions.

SECTION 8.02.    No Survival of Representations and Warranties.

The parties agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof.

SECTION 8.03.    Assignment.

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto; provided, however, that, Buyer may assign its rights and obligations hereunder, in whole or in part, to one or more designees of Buyer, provided that no such assignment shall relieve Buyer of its liabilities and obligations hereunder if such assignee does not perform such obligations and, provided, further, that this Agreement may be assigned to one or more trustees appointed by the Bankruptcy Court to succeed to the rights of the Sellers; provided, however, that any such assignment shall not affect Buyer’s rights hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

SECTION 8.04.    No Third Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.05.    Remedies.

Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.  In addition, the parties agree that irreparable damage would occur in the event that the parties fail to perform their obligations in accordance with the terms of this Agreement and each party shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

SECTION 8.06.    Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent by overnight courier service and shall be deemed given when so delivered by hand, or after one Business Day in the case of overnight courier service or, if faxed, on the day confirmation of successful facsimile transmission is obtained by the sender thereof, as follows:

(a)	if to Buyer,

Systemax Inc. 11 Harbor Park Drive Port Washington, New York 11050 Attention: Larry Reinhold, Chief Financial Officer Tel: (516) 608-3118 Fax:

with a copy to:

Systemax Inc. 11 Harbor Park Drive Port Washington, New York 11050 Attention: Curt Rush, General Counsel Tel: (516) 608-6708 Fax:

and with a further copy to:

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Eric Lerner Tel: (212) 715-9494 Fax: (212) 715-8000

(b)	if to the Sellers,

Circuit City Stores, Inc. 9950 Mayland Avenue Richmond, VA 23233 Attn: Danny W. Ramsey, Esq. Tel: (804) 486-2937 Fax: (804) 486-8248

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington DE 19801 Attn: Gregg M. Galardi, Esq. Tel: (302) 651-3000 Fax: (302) 651-3001

SECTION 8.07.    Interpretation; Exhibits and Schedules; Certain Definitions.

(a)    The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)    For all purposes hereof:

“affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Alpine Data” means the Data collected by Sellers via Sellers’ retail channels other than the circuit city.com website (including without limitation historical sales data by SKU and via each of Sellers’ sales channels, and including retail store sales data by store and SKU), and is commonly referred to by Sellers as the “Alpine database,” but does not mean (i) such Data (a) as is included within the definition of “Circuit City Data” or (b) that concerns consumers whose Data is included within the definition of "Circuit City Data";  (ii) personally identifiable consumer records on backup tapes and on paper copies of sales tickets; (iii) credit card account numbers and other financial records; and (iv) records of individuals whose addresses are outside the United States.

“Assumed Liens” means, to the extent they would not be eliminated by the Sale Order, the Liens described in Section 3.03.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia.

“Break-up Fee” means $250,000, which is subject to Bankruptcy Court approval and is payable only to the extent and under the circumstances set forth in this Agreement.

“Business” means the entirety of that portion of the business of Seller and its Affiliates that is comprised of the ownership and/or operation of Circuit City commercial websites, including, without limitation, www.circuitcity.com, all of which websites are listed in the annexed Schedule 1.02, it being understood that such ownership and operation includes, without limitation, the advertising, promotion, marketing, transfer and sale of goods and services, and entry into agreements and arrangements with customers, suppliers, service providers and other parties in connection therewith, but does not include Sellers’ Firedog business.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, NY are authorized or required by law or executive order to remain closed.

“Buyer Material Adverse Effect” means the occurrence of a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

“Circuit City Data” means (a) the Data collected by Sellers via the circuit city.com website and (b) Data collected by Sellers via Sellers’ retail channels other than the circuit city.com website (including without limitation historical sales data by SKU and via each of Sellers’ sales channels, and including retail store sales data by store and SKU) that concerns consumers who have made a purchase via the circuitcity.com website, but does not mean (i) personally identifiable consumer records on backup tapes and on paper copies of sales tickets; (ii) credit card account numbers and other financial records; (iii) records of individuals whose addresses are outside the United States; and (iv) “cookie” information collected from persons visiting the circuitcity.com web site.

“Contract” means all contracts, agreements, leases, licenses, indentures, notes, bonds, mortgages, deeds of trust, loan agreements, credit agreements, pledges, encumbrances, guarantees, reciprocal easement agreements, financing agreements, commitments, conditional sales contracts, collective bargaining agreements, permits, instruments, bids, orders, proposals and other legally binding arrangements, whether written or oral.

“CPO” means a “consumer privacy ombudsman” as defined in the Bankruptcy Code.

“CPO Report” means the report, if any, filed with the Bankruptcy Court by a CPO.

“Data” means customer data (including, without limitation, customer names, email addresses, mailing addresses, methods of contact and historical sales data with respect to each such customer) in a standard electronic format usable for direct marketing purposes.

“Excluded Liabilities” means Liabilities of the Sellers or any of their affiliates.

“Expense Reimbursement” means the actual, reasonable, and documented attorney’s fees and expenses incurred by Buyer on or after January 23, 2009 and related to the Transactions in an amount not to exceed $75,000, which is subject to Bankruptcy Court approval and is payable only to the extent and under the circumstances set forth in this Agreement.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion or alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (c) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within ten (10) days of the entry of the order at issue.

“including” means including, without limiting the generality of the foregoing.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, matured or unmatured of such Person, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Liens” means mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“PII” means “personally identifiable information” as defined in the Bankruptcy Code.

“Privacy Policy” means Sellers' privacy policies attached as Exhibit D.

“Proceeding” means any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other Person or entity.

“Sale Notice” means the notice given pursuant to the Bid Procedures Order.

“Seller Material Adverse Effect” means the occurrence of a material adverse effect on the ability of any Seller to perform its obligations under this Agreement.

“subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another of its subsidiaries.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, privilege, registration and other such taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties, interest and additions in respect thereof).

SECTION 8.08.    Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.09.    Entire Agreement.

This Agreement and the Non-Disclosure Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Non-Disclosure Agreement.

SECTION 8.10.    Severability.

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 8.11.    Exclusive Jurisdiction.

The Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions.  Any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 8.06 hereof.

SECTION 8.12.    Governing Law.

This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the internal laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 8.13.    Waiver of Jury Trial.

Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

SECTION 8.14.    Bankruptcy Court Approval.

This Agreement shall not be binding on the Sellers until the Sale Order is entered, other than Article V (other than covenants to be performed after the Closing) and Article VIII, which shall be binding upon entry of the Bid Procedures Order.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                                   SYSTEMAX INC.

               By:  /s/ Richard Leeds
               Name: Richard Leeds
               Title: Chairman and Chief Executive Officer

               CIRCUIT CITY STORES, INC.

               By:  /s/ James Marcum
               Name: James Marcum
               Title: Vice Chairman, Acting Chief Executive   Officer and President

               CIRCUIT CITY STORES WEST COAST, INC.

               By:  /s/ Daniel W. Ramsey
               Name: Daniel W. Ramsey
               Title: President

Systemax, Inc.
11 Harbor Park Drive
Port Washington, New York 11050

April 9, 2009

Circuit City Stores, Inc.
Circuit City Stores West Coast, Inc.
9950 Mayland Avenue
Richmond, VA 23233
Attn: Danny W. Ramsey, Esq.

Re: Asset Purchase Agreement

Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Agreement”), dated as of April 5, 2009, among Systemax, Inc., as Buyer, and Circuit City Stores West Coast, Inc. and Circuit City Stores, Inc., as Sellers.

We agree to amend Section 5.07(a)(iii) to the Agreement to read as follows:

“(iii) approving payment of the Break-up Fee and the Expense Reimbursement if, and only if (A) (1) Buyer is not in breach of or default under this Agreement, (2) this Agreement is not conditioned on conducting any further, or completing, due diligence or any financing contingency, and (3) the Sellers consummate a transaction with a higher or otherwise better bidder at the Auction for the sale of all or substantially all of the Acquired Assets, or (B) the Sellers terminate the bidding process or the Auction; and”

We agree to amend Section 7.01(a)(x) to the Agreement to read as follows:

“by the Sellers or Buyer if the Sellers terminate the bidding process or the Auction for the Acquired Assets.”

Please confirm the amendments to the Agreement as provided above by signing a copy of this letter agreement in the space provided below.

                    Sincerely,

                    Systemax, Inc.

                    By: /s/ Curt Rush
                   Name: Curt Rush
                   Title: Secretary and General Counsel

Agreed and accepted as of the date
first written above:

Circuit City Stores West Coast, Inc.

By: /s/ Daniel W. Ramsey
   Name: Daniel W. Ramsey
   Title: President

Circuit City Stores, Inc.

By: /s/ James Marcum
   Name: James Marcum
   Title: Vice Chairman, Acting Chief Executive Officer and President

Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

May 14, 2009

Circuit City Stores, Inc.
Circuit City Stores West Coast, Inc.
9950 Mayland Avenue
Richmond, VA 23233
Attn: Danny W. Ramsey, Esq.

Re: Asset Purchase Agreement

Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Agreement”), dated as of April 5, 2009, among Systemax Inc., as Buyer, and Circuit City Stores West Coast, Inc. and Circuit City Stores, Inc., as Sellers, as amended by that certain letter agreement dated April 9, 2009. Capital terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

The Buyer and Sellers agree to the following:

(A)           At the Closing, the Sellers shall, at Sellers’ expense, deliver the Acquired Assets to Pocahontas Acquisition Corp, as the Buyer’s designee under the Agreement.  Pursuant to Section 2.03 of the Agreement the Seller shall execute the Bill of Sale and Assignment and Assumption Agreement in favor of Pocahontas Acquisition Corp, together with such other documents as the Buyer may reasonably require, including, without limitation, as needed to convey to Pocahontas Acquisition Corp ownership of the Data, website content, toll-free numbers, and domain names included in the Acquired Assets pursuant to the final Sale Order.

(B)           Pursuant and subject to the final Sale Order, at the Closing the Sellers shall deliver, or cause to be delivered, to Epsilon Data Management, LLC on behalf of Pocahontas Acquisition Corp, the Alpine Data and the Circuit City Data.

(C)           Section 1.03 of the Agreement is hereby amended by deleting the phrase “Six Million Five Hundred Thousand Dollars ($6,500,000)” and replacing such phrase with the phrase “Fourteen Million Dollars ($14,000,000)”.

(D)           Section 1.04(a) of the Agreement is hereby amended to add the following language to the end of such section:

“Notwithstanding the foregoing, if by the date that payment of any amounts relating to the Third Earn-Out Period is due under Sections 1.04(c), (d) or (e) below, as applicable (the “Earn-Out Guarantee Date”), Sellers shall not have received, under this Section 1.04(a), Earn-Out Payments in an aggregate amount equal to Three Million Dollars ($3,000,000)

(the “Earn-Out Guarantee Amount”) the Buyer shall pay or cause to be paid to Sellers an amount equal to any shortfall (the “Earn-Out Short Fall Amount”) between (x) the Earn-Out Guarantee Amount and (y) the actual Earn-Out Payments Sellers shall have received under this Section 1.04(a) by the Earn-Out Guarantee Date. Within three (3) Business Days following the Closing Date the Buyer shall post an irrevocable letter of credit issued by JPMorgan Chase in favor of Sellers in respect of and securing the Buyer’s obligation to pay or cause to be paid to Sellers the Earn-Out Short Fall Amount (if any) up to the Earn-Out Guarantee Amount in accordance with the terms set forth in this Section 1.04(a).”

(E)           Section 5.06(g) of the Agreement is hereby amended to add the following language to the end of such section:

“The Buyer and its assigns shall not (1) communicate with persons who were customers of Circuit City (the "Warranty Customer") and to whom a warranty contract was issued for any product sold by Circuit City under any agreement between Circuit City and any third party pursuant to which warranty contracts were issued prior to March 31, 2009 (each a "Warranty Contract") with respect to or in connection with any issue related to such Warranty Contract, except if the inquiry or contact is initiated by such Warranty Customer in which case the Buyer or its assigns shall direct the Warranty Customer to the present obligor or administrator for such Warranty Contract, (2) solicit any Warranty Customer to cancel an existing Warranty Contract, or (3) solicit any Warranty Customer to renew or replace any existing Warranty Contract; provided, however, that neither the Buyer nor its assigns are prohibited from contacting any such Warranty Customer for any other purpose.”

(F) Section 5.09 of the Agreement is hereby amended to add the following at the end of the phrase "in the form attached to the Canada APA" appearing therein:

", as amended by the side letter dated May 12, 2009 between the parties to the Canada APA and InterTan, Inc."

(G) Section 5.09 of the Agreement is further hereby amended by deleting the final sentence of such section and replacing it with the following sentence:

“Intending to be legally bound, Buyer hereby irrevocably constitutes and appoints each Seller, and any officer thereof, acting alone, as the true and lawful attorney-in-fact of Buyer, with full power and authority in Buyer’s name, place and stead, to date and deliver the executed Canada License delivered by Buyer to Sellers at the Closing pursuant to Section 2.03(d). The foregoing power of attorney is coupled with an interest and irrevocable.”

(H) Section 8.09 of the Agreement is hereby amended to add the following language to the end of such section:

“In the event of a conflict between the terms of this Agreement and the Sale Order the terms of the Sale Order shall prevail.”

(I) Section 3.03 and the second paragraph of Section 3.06 of the Seller Disclosure Schedules to the Agreement are each hereby amended to read in their entirety as follows:

"Certain of the Circuit City Marks are currently subject to that certain Amended and Restated Trade-Marks License Agreement, effective May 11, 2009, between Circuit City Stores West Coast, Inc. and InterTAN Canada Ltd. and will constitute "Licensed Trade-marks" as defined in that certain Asset Purchase Agreement, dated as of February 23, 2009 among BELL CANADA, 4458729 CANADA INC., INTERTAN CANADA LTD., CIRCUIT CITY STORES WEST COAST, INC. and VENTOUX INTERNATIONAL, INC. (the "Canada APA"), pursuant to which Circuit City Stores West Coast, Inc. and any purchaser of such Circuit City Marks is obligated, subject to the terms and conditions set forth therein, to execute a Circuit City Trade-mark License Agreement in the form attached to the Canada APA, as amended by the side letter dated May 12, 2009 between the parties to the Canada APA and InterTan, Inc."

(J) Schedule 1.02(a)(i) to the Agreement is hereby amended to add the following language to the end of such schedule:

“Circuit City” and related Trademark Applications for Registration and Registrations (cont.):

All right, title and interest including, without limitation, any common law rights with respect to or associated with the abandoned Canadian trademarks applications for THE SOURCE BY CIRCUIT CITY & Design (Canadian application number 1253279) and THE SOURCE BY CIRCUIT CITY (Canadian application number 1252450), but solely for the purpose of allowing Buyer to license such rights pursuant to the Canada License, which Canada License includes an express acknowledgement by Buyer and the licensee thereunder that Buyer and such licensee will not be entitled to use or license such trade-marks in Canada after expiry or termination of the Canada License. For greater certainty, Buyer acknowledges that even if the Canadian application numbers 1253279 and 1252450 have not been abandoned by the Closing, CCWC will be abandoning such applications forthwith, and no right, title or interest in and to the pending Canadian applications will be transferred to Buyer, except as expressly referred to herein.

“Circuit City” and related Domain Registrations (cont.):

circuitcity.cn

circuitcity.ca

circuitcitycanada.ca

circuitcitycanada.com

(K)           Section 1.04(e) of the Agreement is hereby amended by deleting the phrase “delivery of the Earn-Out Certificate” and replacing such phrase with the phrase “expiry of the Audit Period”.

(L)           Section 2.02 of the Agreement is hereby amended to add the following language as Section 2.02(h):

“(h)           An executed Domain Name Assignment from InterTan Canada Ltd. to the Buyer or its designee, dated as of the Closing Date, in the form attached as Exhibit E hereto.”

Please confirm the terms of this letter agreement as provided above by signing a copy of this letter agreement in the space provided below.

[Signature page follows]

                    Sincerely,

                    Systemax Inc.

                    By: /s/ Larry Reinhold
                  Name: Larry Reinhold
                  Title: Chief Financial Officer

                    Pocahontas Acquisition Corp

                    By: /s/ Larry Reinhold
                  Name: Larry Reinhold
                  Title: Vice President

Agreed and accepted as of the date
first written above:

Circuit City Stores West Coast, Inc.

By: /s/ Michelle Mosier
   Name: Michelle Mosier
   Title:  Treasurer, Chief Financial Officer and Secretary

Circuit City Stores, Inc.

By: /s/ Michelle Mosier
   Name: Michelle Mosier
   Title: Vice President and Controller